Exhibit 99.1
Altra Holdings Announces Financial Results for Fourth
Quarter and Year End 2008
Reports record fourth quarter recurring EPS of $0.34*
and full year recurring EPS of $1.45*
Recorded $31.8 million non-cash asset impairment charge in the fourth quarter
Cash position increases 14% to $52 million in 2008

*	Fourth quarter and full year adjustments to earnings include a goodwill impairment charge, restructuring costs, loss on disposal of fixed assets, OPEB settlement/curtailment gain, and other one time costs which totaled, net of tax, $29.5 million and $31.1 million, respectively.
BRAINTREE, Mass., March 4, 2009 — Altra Holdings, Inc. (Nasdaq: AIMC), a leading global supplier of clutch brakes, couplings, gearing, belted drives and power transmission components, today announced unaudited financial results for the fourth quarter and full year ended December 31, 2008.
Comments on the Fourth Quarter
“Altra delivered record recurring earnings in the fourth quarter, reporting a 54% increase in recurring EPS to $0.34 from the same period in 2007,” said Carl Christenson, President and CEO. “The record fourth quarter results demonstrate our ability to quickly adapt to a changing market environment. We were pleased to have achieved this level of profitability despite weakening worldwide end markets and unfavorable foreign exchange rates,” continued Christenson.
Financial Results
Net sales for the fourth quarter of 2008 decreased 4% to $144.8 million from $150.9 million in the fourth quarter of 2007. Net sales for the full year ended December 31, 2008 increased 8.7% to $635.3 million from $584.4 million in 2007. Excluding acquisitions, net sales grew by 3.6% year-over-year.
For the fourth quarter of 2008, the Company reported a net loss of $20.7 million, or $0.81 per diluted share, which included a non-cash impairment charge for goodwill (see “Asset Impairment Charge” described below), restructuring charges, fixed asset disposal charges, and an OPEB settlement gain. Excluding these items, fourth-quarter non-GAAP recurring diluted earnings per share were $0.34, an increase of 54% when compared to the prior year (see reconciliation table).
The Company reported net income of $6.5 million, or $0.25 per diluted share, for 2008 compared with net income of $11.5 million, or $0.47 per diluted share, for 2007. Net income for 2008 included the one time items mentioned in the proceeding paragraph. Excluding these items, full-year non-GAAP recurring earnings per share were $1.45 compared with $1.04 in the prior year, an increase of 39%.

Income from operations for the fourth quarter of 2008 decreased to a loss of $15.6 million, from $11.0 million in the fourth quarter of 2007. Excluding the $31.8 million goodwill impairment charge, $1.2 million in restructuring charges, $1.4 million in loss on disposal of assets and a $0.6 million OPEB settlement gain, non-GAAP recurring income from operations was $18.2 million, or 12.6% of sales, for the fourth quarter of 2008. Income from operations for the full year decreased 25.2% to $45.5 million from $60.8 million in 2007. Excluding the $31.8 million goodwill impairment charge, $2.3 million in restructuring charges, $1.6 million in loss on disposal of assets and $0.9 million OPEB settlement/curtailment gain, non-GAAP recurring income from operations for 2008 was $80.3 million, or 12.6% of sales, an increase of 21.9%.
Other income was $3.4 million and $6.2 million for the fourth quarter and the full year, respectively. The increase compared to the prior year was driven mainly by favorable foreign currency translation and transaction gains.
Cash and cash equivalents increased 13.7% to $52.1 million at December 31, 2008 from $45.8 million at December 31, 2007.
Asset Impairment Charge
The Company performed its annual impairment test on goodwill and indefinite life intangible assets during the fourth quarter as required under U.S. GAAP. The tests were performed at the business unit reporting level to evaluate the unit’s carrying value compared with an estimate of its fair market value. As a result of significant declines in macroeconomic market conditions, there has been a substantial decline in global equity valuations and the Company’s market capitalization. Based on the results of our current valuation, the Company recorded a $31.8 million non-cash goodwill impairment charge in the fourth quarter of 2008, largely relating to the TB Wood’s reporting unit which was acquired by the Company in 2007. This goodwill impairment charge is a non-cash item and does not impact the Company’s existing debt covenants or its borrowing capacity under current credit agreements.
Business Outlook
“During November and December of 2008 we saw a significant change in economic conditions both in North America and internationally as most of our end markets experienced dramatic downturns,” said Christenson. “We are going to utilize this downturn as an opportunity to improve the structure and operations of the Company. In addition, we will continue to invest in new product and new business initiatives to gain market share. We believe we are taking the right steps to effectively manage through this difficult environment in 2009,” continued Christenson.
“We are taking swift and aggressive actions to reduce our expenses and maximize near-term profitability. Our cost-reduction initiatives are centered on three areas: overall payroll reductions, plant consolidations and procurement cost reductions. At the same time, we are continuing our strong focus on working capital management and cash generation,” added Christenson.

“Through February we have reduced our worldwide staffing levels by 400 positions, or 12%. We also have announced a general hiring freeze, frozen salaries and wages where possible, eliminated selected benefits, reduced work weeks, required salaried furloughs and several other payroll cost reduction initiatives. We expect that the payroll savings from these and other actions will be approximately $30 million in 2009,” continued Christenson
“We are requiring cost reductions from every supplier and service provider and have been successful reducing our procurement costs,” added Christenson. “We expect that the savings will begin during the first quarter of 2009 and continue to ramp up throughout the year. From this initiative, we have targeted annual savings of $10 million for the year.
In addition, as part of our ongoing efforts to improve the utilization of our manufacturing infrastructure, we will be closing up to six manufacturing facilities during the next 18 months,” said Christenson. “We expect the cost of consolidating these facilities will total $10 to $12 million and will result in annual savings of $6 to $7 million.
Therefore, we are expecting total savings of $40 million in 2009 or approximately $50 million on an annualized basis.
“We are not anticipating a general economic recovery this year and are implementing cost changes necessary to operate in an environment similar to what we have been experiencing for the last several months. Our strong cash position and the structure of our debt agreements provide us with significant financial flexibility and liquidity as we weather this downturn,” concluded Christenson.
Based on these assumptions, the Company is forecasting 2009 sales in the range of $460 million to $500 million and recurring EPS of $0.25 to $0.45 for the full year. The Company expects capital expenditures in the range of $6 to $8 million, depreciation and amortization in the range of $20 to $22 million, net interest expense of $25 to $26 million, and a tax rate of approximately 35.0%. The Company is also projecting 2009 cash flow from operations (excluding restructuring) to be in the range of $30 to $40 million.

Altra Holdings, Inc.

	(Unaudited)

Consolidated Statements of Income (Loss) Data:	Quarter Ended		Year Ended
In Thousands of Dollars, except per share amounts	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
			Unaudited

Net sales	$144,813	$150,864	$635,336	$584,376
Cost of sales	102,727	108,443	449,244	419,109

Gross profit	$42,086	$42,421	$186,092	$165,267
Gross profit as a percent of net sales	29.1%	28.1%	29.3%	28.3%
Selling, general & administrative expenses	22,562	25,825	99,185	93,211
Research and development expenses	1,429	1,612	6,589	6,077
Goodwill impairment charge	31,810	—	31,810	—
Loss (gain) on settlement/curtailment of benefit plans	(649)	2,745	(925)	2,745
Loss on sale/disposal of assets	1,391	—	1,584	—
Restructuring expense	1,161	1,219	2,310	2,399

Income (loss) from operations	$(15,618)	$11,020	$45,539	$60,835
Income from operations as a percent of net sales	-10.8%	7.3%	7.2%	10.4%
Interest expense, net	5,883	7,274	28,339	38,554
Other non-operating (income) expense, net	(3,362)	90	(6,249)	612

Income (loss) from continuing operations before income	$(18,139)	$3,656	$23,449	$21,669
Provision for income taxes	2,604	1,723	16,731	8,208

Income tax rate	-14.4%	47.1%	71.4%	37.9%
Net income (loss) from continuing operations	(20,743)	1,933	6,718	13,461
Net loss from discontinued operations, net of taxes of $5,507, $43 and $6,109, respectively	—	(3,353)	(224)	(2,001)

Net income (loss)	$(20,743)	$(1,420)	$6,494	$11,460

Weighted Average common shares outstanding
Basic	25,549	25,110	25,496	23,579
Diluted	25,549	26,105	26,095	24,630

Earnings per share — Basic
Net income (loss) from continuing operations	$(0.81)	$0.08	$0.26	$0.57
Net loss from discontinued operations	—	(0.14)	(0.01)	(0.08)

Net income (loss)	$(0.81)	$(0.06)	$0.25	$0.49

Earnings per share — Diluted
Net income (loss) from continuing operations	$(0.81)	$0.07	$0.26	$0.55
Net loss from discontinued operations	—	(0.12)	(0.01)	(0.08)

Net income (loss)	$(0.81)	$(0.05)	$0.25	$0.47

Other Financial Data:
Depreciation & amortization	4,313	5,562	21,068	21,939
Capital expenditures	7,055	4,830	19,289	11,633

Reconciliation of Recurring Net Income:

Net income (loss) from continuing operations	$(20,743)	$1,933	$6,718	$13,461

Restructuring charges, net of tax	753	792	1,503	1,559
Non-cash goodwill impairment charge, net of tax	28,379	—	28,379	—
Premium & deferred financing expense eliminated on redeemed 11.25% bonds, net of tax	—	—	77	6,607
Former executive separation costs, net of tax	—	969	—	969
Loss on sale/disposal of assets, net of tax	829	—	829	—

Premium, deferred financing expense and original issue discount eliminated on redeemed 9% bonds , net of tax	—	—	945	—
Loss (gain) on curtailment/settlement of benefit plans	(421)	1,784	(604)	1,784
Gain on the sale of securities, net of tax	—	—	(141)	—

Amortization of inventory fair value adjustment, net of tax	—	205	—	641

Accelerated vesting of stock compensation (for ex director), net of tax	—	—	—	178

Bridge financing fee on TB Woods acquisition, net of tax	—	—	—	305
Deferred financing expense eliminated on pay down of TB Wood’s revolving credit facility, net of tax	—	—	100	—
Recurring net income	$8,797	$5,683	$37,806	$25,504

Recurring diluted earnings per share	$0.34	$0.22	$1.45	$1.04

Consolidated Balance Sheets	(Unaudited)
In Thousands of Dollars	December 31, 2008	December 31, 2007

Assets:
Current Assets
Cash and cash equivalents	52,073	45,807
Trade Receivables, net	68,803	73,248
Inventories, net	98,410	101,835
Deferred income taxes	8,032	8,286
Receivable from sale of Electronics Division	—	17,100
Prepaid expenses and other	6,514	5,578
Assets held for sale	4,676	4,728

Total current assets	238,508	253,015
Property, plant and equipment, net	110,220	113,043
Intangible assets, net	79,339	88,943
Goodwill	77,497	114,979
Deferred income taxes	495	231
Other assets	7,525	6,747

Total assets	$513,584	$580,525

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	33,890	41,668
Accrued payroll	16,775	16,988
Accruals and other liabilities	18,755	22,001
Deferred income taxes	6,906	8,060
Current portion of long-term debt	3,391	2,667

Total current liabilities	79,717	91,384
Long-term debt, less current portion and net of unaccreted discount and premium	258,132	291,399
Deferred income taxes	23,336	24,490
Pension liabilities	11,854	13,431
Other post retirement benefits	2,270	3,170
Long-term taxes payable	7,976	5,911
Other long-term liabilities	1,434	4,308

Total stockholders’ equity	128,865	146,432

Total liabilities and stockholders’ equity	$513,584	$580,525

The Company will conduct an investor conference call on March 5, 2009 at 11:00 AM EST to discuss its unaudited 2008 fourth quarter and full year financial results. The public is invited to listen to the conference call by dialing 800-862-9098 domestically or 785-424-1051 for international access, and asking to participate in Conference ID# ALTRA. Also, the Company has posted slides on its web site at http://www.altramotion.com in the Investor Relations Section in the Events & Presentations tab to help the participants better follow the discussion. A replay of the recorded conference call will be available until midnight on March 12, 2009. To listen to the replay, dial 800-388-9074 domestically or 402-220-1117 for international access.
Altra Holdings, Inc., through its wholly-owned subsidiary Altra Industrial Motion, Inc., is a leading multinational designer, producer and marketer of a wide range of mechanical power transmission products. The Company brings together strong brands covering over

40 product lines with production facilities in eight countries and sales coverage in over 70 countries. Our leading brands include Boston Gear, Warner Electric, TB Wood’s, Formsprag Clutch, Ameridrives Couplings, Industrial Clutch, Kilian Manufacturing, Marland Clutch, Nuttall Gear, Stieber Clutch, Wichita Clutch, Twiflex Limited, Bibby Transmissions, Matrix International, Inertia Dynamics, Huco Dynatork and Warner Linear.
Discussion of Non-GAAP Measures
As used in this news release and the accompanying slides posted on the Company’s website, non-GAAP recurring diluted earnings per share, non-GAAP recurring income from operations and non-GAAP recurring net income are each calculated using net income from continuing operations that excludes premiums and interest expense associated with the extinguishment of debt, OPEB and pension settlement gains and losses, restructuring charges and goodwill impairment that management does not consider to be directly related to the Company’s core operating performance. Non-GAAP recurring diluted earnings per share is calculated by dividing non-GAAP recurring net income by GAAP weighted average shares outstanding (diluted).
Altra believes that the presentation of non-GAAP recurring net income, non-GAAP recurring income from operations and non-GAAP recurring diluted earnings per share provides important supplemental information to management and investors regarding financial and business trends relating to the Company’s financial condition and results of operations.
Forward Looking Statements
All statements, other than statements of historical fact included in this release are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on financial data, market assumptions and business plans available only as of the time the statements are made, which may become out of date or incomplete. Forward-looking statements are inherently uncertain, and investors must recognize that events could differ significantly from our expectations.
In addition to the risks and uncertainties noted in this release, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include: (1) competitive pressures, (2) changes in economic conditions in the U.S. and abroad and the cyclical nature of our markets, (3) loss of distributors, (4) the ability to develop new products and respond to customer needs, (5) risks associated with international operations, including currency risks, (6) accuracy of estimated forecasts of OEM customers and the impact of the current global economic environment on our customers, (7) fluctuations in the costs of raw materials used in our products, (8) product liability claims, (9) work stoppages and other labor issues, (10) changes in employment, environmental, tax and other laws and changes in the enforcement of laws, (11) loss of key management and other personnel, (12) changes in pension and retirement liabilities, (13) the ability to achieve business plans, including with respect to an uncertain economic environment, (14) the ability to successfully execute, manage and integrate key acquisitions and mergers,(15) failure to obtain or protect intellectual property rights, (16) risks associated with impairment of goodwill or intangibles assets, (17) failure of operating equipment or information technology infrastructure, (18) risks associated with our debt leverage and operating covenants under our debt instruments, (19) risks associated with the global recession and volatility and disruption in the global financial markets, (20) our ability to complete cost reduction actions and risks associated with such actions, and (21)  other risks, uncertainties and other factors described in the Company’s quarterly reports on Form 10-Q and annual reports on Form 10-K and in the Company’s other filings with the U.S. Securities and Exchange Commission (SEC) or in materials incorporated therein by reference. Altra Holdings, Inc. is under no obligation to, and expressly disclaims any obligation to, update or alter its forward looking statements, whether as a result of new information, future events or otherwise. AIMC-E
Contact:
Altra Holdings, Inc.
Christian Storch, Chief Financial Officer
(781)-917-0541
christian.storch@altramotion.com